Exhibit 10.3

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Second Amendment”) is made and entered into as of August 17, 2015, by and between MA-100 SUMMER STREET OWNER, L.L.C., a Delaware limited liability company (“Landlord”) and RAPID7, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated November 11, 2013 (the “Original Lease”), which Original Lease has been previously amended by that certain commencement letter dated May 7, 2014, and by that certain First Amendment dated April 10, 2015 (the “First Amendment”) (collectively, the “Existing Lease”). Pursuant to the Existing Lease, Landlord has leased to Tenant space currently containing approximately 67,595 rentable square feet (the “Original Premises”) comprised of (i) 37,873 rentable square feet on the 13th floor, (ii) 8,696 rentable square feet on the 14th floor and (iii) 21,026 rentable square feet on the 16th floor (the “16th Floor Expansion Space”) of the building commonly known as 100 Summer Street located at 100 Summer Street, Boston, Massachusetts 02110 (the “Building”).

B.	The Termination Date under the Existing Lease is August 31, 2019.

C.	Tenant has requested that additional space containing approximately 19,569 rentable square feet comprised of (i) 14,372 rentable square feet known as Suite 1401 on the 14th floor and (ii) 5,197 rentable square feet known as Suite 1405 on the 14th floor of the Building shown on Exhibit A hereto (the “Suite 1401 & 1405 Expansion Space”) be added to the Original Premises and that the Existing Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions. The Existing Lease as amended by this Second Amendment is herein referred to as the “Lease”.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Existing Lease and agree and represent as follows:

1.	Expansion and Effective Date.

1.01

Effective as of the date (the “Suite 1401 & 1405 Expansion Effective Date”) that Landlord delivers to Tenant exclusive possession of the Suite 1401 & 1405 Expansion Space vacant, broom clean, and free of all occupants and debris, the Premises, as defined in the Lease, shall be increased by the addition of the Suite 1401 & 1405 Expansion Space, and from and after the Suite 1401 & 1405 Expansion Effective Date, the Original Premises and the Suite 1401 & 1405 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The target Suite 1401 & 1405 Expansion Effective Date is March 1, 2016. The Term for the Suite 1401 & 1405 Expansion Space (the “Suite 1401 & 1405 Expansion Space Term”) shall commence on the Suite 1401 & 1405 Expansion Effective Date and end on the Termination Date (i.e., August 31, 2019). The Suite 1401 & 1405 Expansion Space is subject to all the terms and conditions of the Existing Lease except as expressly modified in this Second Amendment and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for in this Second Amendment with respect to the Suite 1401 & 1405 Expansion Space.

1.02	The Suite 1401 & 1405 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 1401 & 1405 Expansion Space in the condition required herein for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Suite 1401 & 1405 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 1401 & 1405 Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2.	Base Rent.

2.01	In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Suite 1401 & 1405 Expansion Space as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Suite 1401 & 1405 Expansion Effective Date – Last day of the 12th full calendar month of the Suite 1401 & 1405 Expansion Space Term	$53.00	$86,429.75
First day of the 13th full calendar month of the Suite 1401 & 1405 Expansion Space Term – Last day of the 24th full calendar month of the Suite 1401 & 1405 Expansion Space Term	$54.00	$88,060.50
First day of the 25th full calendar month of the Suite 1401 & 1405 Expansion Space Term – 08/31/19	$55.00	$89,691.25

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.02	Notwithstanding anything in this Section to the contrary, so long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent in the amount of $86,429.75 per month for 4 consecutive full calendar months of the Suite 1401 & 1405 Expansion Space Term beginning with the 1st full calendar month of the Suite 1401 & 1405 Expansion Space Term (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent

Abatement Period shall equal $345,719.00 (the “Abated Base Rent”). During the Base Rent Abatement Period, only Base Rent payable with respect to the Suite 1401 & 1405 Expansion Space shall be abated, and the Base Rent payable with respect to the Original Premises and all Additional Rent and other costs and charges specified in this Second Amendment and the Lease shall remain as due and payable pursuant to the provisions of the Lease.

3.	Security Deposit. No security deposit shall be required in connection with this Second Amendment.

4.	Tenant’s Pro Rata Share of Expenses and Taxes. From and after the Suite 1401 & 1405 Expansion Effective Date, Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1401 & 1405 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, (i) the Base Year for the computation of Tenant’s Pro Rata Share of Expenses applicable to the Suite 1401 & 1405 Expansion Space shall be calendar year 2016; (ii) the Base Year for the computation of Tenant’s Pro Rata Share of Taxes applicable to the Suite 1401 & 1405 Expansion Space shall be Fiscal Year 2017 (i.e., July 1, 2016 to June 30, 2017); and (iii) Tenant’s Pro Rata Share for the Suite 1401 & 1405 Expansion Space shall be 1.7632%.

5.	Electricity Rate. From and after the Suite 1401 & 1405 Expansion Effective Date, Tenant shall pay for electricity consumed by Tenant in the Suite 1401 & 1405 Expansion Space in accordance with the terms of the Lease. The initial estimated monthly charge for electricity for the Suite 1401 & 1405 Expansion Space shall be $2,283.05 per month (i.e., $1.40 per rentable square foot per year) as such rate may be adjusted from time to time to reflect the then current rate for electricity.

6.	Improvements to Suite 1401 & 1405 Expansion Space.

6.01	Condition of Suite 1401 & 1405 Expansion Space. Tenant has inspected the Suite 1401 & 1405 Expansion Space and agrees to accept the same “as is” on the Suite 1401 & 1405 Expansion Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Second Amendment.

6.02	Responsibility for Improvements to Suite 1401 & 1405 Expansion Space. Tenant may perform improvements to the Suite 1401 & 1405 Expansion Space in accordance with the Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.

7.	Early Access to Suite 1401 & 1405 Expansion Space. If Tenant is permitted to take possession of the Suite 1401 & 1405 Expansion Space before the Suite 1401 & 1405 Expansion Effective Date, such possession shall be subject to the terms and conditions of the Existing Lease and this Second Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Suite 1401 & 1405 Expansion Space to Landlord for each day of possession prior to the Suite 1401 & 1405 Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Suite 1401 & 1405 Expansion

Space for any days of possession before the Suite 1401 & 1405 Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Suite 1401 & 1405 Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Second Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Existing Lease shall be amended in the following additional respects:

8.01	Landlord Notice Addresses. Effective as of the date of this Second Amendment, Section 1.12 (Notice Addresses) of the Original Lease, as amended, is hereby further amended to reflect that notices to Landlord shall be addressed as follows:

Landlord:	With a copy to:

MA-100 Summer Street Owner, L.L.C.	Equity Office
c/o Equity Office	222 South Riverside Plaza
100 Summer Street, 9th Floor	Suite 2000
Boston, Massachusetts 02110	Chicago, Illinois 60606
Attention: Property Manager	Attn: Managing Counsel – Boston Region

8.02	16th Floor Expansion Space Termination Date. Effective as of the date of this Second Amendment, the second sentence of Section 1.01 of the First Amendment is hereby deleted in its entirety and replaced with the following:

“The Term for the Expansion Space (“Expansion Space Term”) shall commence on the Expansion Effective Date and end on the date (the “Expansion Space Termination Date”) which is the last day of the 4th full calendar month following the Suite 1401 & 1405 Expansion Effective Date (as defined in the Second Amendment entered into between Landlord and Tenant), unless sooner terminated pursuant to the terms of the Lease; provided, however, that notwithstanding the occurrence of the Expansion Space Termination Date, Tenant shall have access to the Expansion Space for up to 5 Business Days thereafter for purposes of moving into the Suite 1401 & 1405 Expansion Space (as defined in the Second Amendment entered into between Landlord and Tenant), which such access shall be subject to all of the terms and conditions of this First Amendment except that Tenant shall not be obligated to pay Base Rent on account of such access to the Expansion Space.”

8.03	Deleted Provisions. Section 4 (Suite 1400 Expansion Option) and Section 5 (Suite 1401 Expansion Option) of Exhibit F of the Original Lease are hereby deleted in their entirety and are of no further force and effect. In addition, all references to “Offering Space 2” in Section 6 (Right of First Offer) of Exhibit F of the Original Lease are hereby deleted in their entirety and are of no further force and effect, it being agreed that Tenant will be leasing Offering Space 2 pursuant to the terms of this Second Amendment. However, Tenant’s Right of First Offer with respect to Offering Space 1 shall continue in full force and effect as provided in Section 6 of Exhibit F of the Original Lease.

9.	Initial Suite 1401 & 1405 Expansion Space Suite Signage and Building Directory. Notwithstanding anything to the contrary contained in Section 3 and Section 4 of Exhibit E (Building Rules and Regulations) of the Original Lease, Landlord, at

Landlord’s cost and expense, shall install, for the Tenant as initially named herein, using the standard graphics for the Building, initial Building standard tenant identification and suite numbers at the entrance to the Suite 1401 & 1405 Expansion Space and on the Building directory in the main Building lobby. Thereafter, any additional tenant identification shall be (i) subject to Landlord’s prior review and approval thereof, and (ii) installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building.

10.	Miscellaneous.

10.01	This Second Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Second Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. This Second Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Second Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Second Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

10.02	Except as herein modified or amended, the provisions, conditions and terms of the Existing Lease shall remain unchanged and in full force and effect.

10.03	In the case of any inconsistency between the provisions of the Existing Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

10.04	Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant. Tenant agrees that its execution of this Second Amendment constitutes a firm offer to enter the same, which may not be withdrawn for a period of 30 days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties).

10.05	The capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Existing Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

10.06

Tenant hereby represents to Landlord that Tenant has dealt with no broker, agent or finder other than McCall & Almy (“Tenant’s Broker”) in connection with this Second Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, managers, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, agents or finders claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, agent or finder in connection with this Second Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, managers, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Second Amendment. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with the terms of a separate commission agreement entered into or to be entered into between Landlord and Tenant’s Broker.

10.07	Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

10.08	This Second Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Second Amendment shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Second Amendment by email transmission shall in all events deliver to the other party an original signature promptly upon request.

10.09	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECOND AMENDMENT OR THE EXISTING LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment under seal in two or more counterparts as of the day and year first above written.

LANDLORD:

MA-100 SUMMER STREET OWNER, L.L.C., a Delaware limited liability company

By:	MA-100 Summer Street, L.L.C., a Delaware limited liability company, its sole member

	By:	/s/ John Conley
	Name:	John Conley
	Title:	Vice President, Asset Management

TENANT:

RAPID7, INC., a Delaware corporation

By:	/s/ Steven Gatoff
Name:	Steven Gatoff
Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 1401 & 1405 EXPANSION SPACE

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Second Amendment by and between MA-100 SUMMER STREET OWNER, L.L.C., a Delaware limited liability company (“Landlord”), and RAPID7, INC., a Delaware corporation (“Tenant”), for space in the Building located at 100 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

As used in this Work Letter, the “Premises” shall be deemed to mean the Suite 1401 & 1405 Expansion Space, as defined in the attached Second Amendment.

1.	Alterations and Allowance.

1.01	Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Second Amendment to which this Exhibit is attached, shall have the right to perform alterations and improvements in the Premises to prepare the Premises for Tenant’s occupancy (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves the following as general contractors for the Initial Alterations: Shawmut, Columbia, Structure Tone and Lee Kennedy. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations (provided that Shawmut, Columbia, Structure Tone and Lee Kennedy need only have the ability to be bonded for the work in an amount of no less than 100% of the total estimated cost of the Initial Alterations), (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

1.02	Provided there does not exist an uncured Default by Tenant under the Lease, Landlord agrees to contribute the sum of $440,302.50 (i.e., $22.50 per square foot of the Premises) (the “Allowance”) to be applied towards toward the cost of (i) the Initial Alterations in preparation of Tenant’s initial occupancy of the Premises (including, but not limited to, the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations, the cost of city permits, and for hard costs in connection with the Initial Alterations), provided that Tenant provides Landlord with the documentation set forth in this Section 1.02 below relating to the Initial Alterations by the last day of the 7th full calendar month following the Suite 1401 & 1405 Expansion Effective Date, and/or (ii) FF&E Costs (defined below) and/or Cabling Costs (defined below), provided that Tenant provides Landlord with the documentation set forth in Section 1.03 below relating to the FF&E Costs and/or Cabling Costs by the last day of the 7th full calendar month following the Suite 1401 & 1405 Expansion Effective Date. Any portion of the Allowance to be applied toward the cost of the Initial Alterations, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance towards the cost of the Initial Alterations, FF&E Costs, and/or Cabling Costs during the continuance of an uncured Default under the Lease, and Landlord’s obligation to disburse or apply the Allowance shall only resume when and if such Default is cured.

1.03	Landlord shall disburse such portion of the applicable portion of the Allowance requested by Tenant for FF&E Costs, and/or Cabling Costs within 30 days after the receipt of invoices from Tenant with respect to Tenant’s actual FF&E Costs and/or Cabling Costs.

Tenant’s “FF&E Costs” shall mean the costs and expenses incurred by Tenant in purchasing any furniture, mutually acceptable equipment or other personalty for the Premises and/or the cost to move and install same in the Premises.

Tenant’s “Cabling Costs” shall mean the costs and expenses incurred by Tenant for the cost of the purchase and installation of telephone, computer and data cabling in the Premises.

1.04	Notwithstanding anything contained in this Work Letter to the contrary, any unused or unapplied portion of the Allowance which has not been requested by Tenant with all required supporting documentation included as of the last day of the 7th full calendar month following the Suite 1401 & 1405 Expansion Effective Date shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection with any such remaining unused or unapplied portion of the Allowance. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

1.05	Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

2.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.